UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUTHENTEC, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-3521332
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Rialto Place, Suite 100

Melbourne, Florida 32901

(321) 308-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fred Jorgenson

AuthenTec, Inc.

100 Rialto Place, Suite 100

Melbourne, Florida 32901

(321) 308-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kyle Krpata

Weil, Gotshal & Manges LLP

201 Redwood Shores Pkwy

Redwood Shores, CA 94065

(650) 802-3000

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

DEREGISTRATION OF SHARES

The Registration Statement on Form S–3 (Registration No. 333-171660) (the “Registration Statement”) of AuthenTec, Inc., a Delaware Corporation (the “Company”), pertaining to the registration of 13,737,746 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on January 11, 2011.

The Company, Apple Inc., a California corporation (“Parent”), and Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on July 26, 2012. On October 4, 2012, at a special meeting of the stockholders of the Company, the stockholders of the Company voted to adopt the Merger Agreement, pursuant to which Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

On October 4, 2012 (the “Effective Time”), the Company filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which the Merger became effective as of the Effective Time. At the Effective Time, each outstanding share of Common Stock (other than shares held by Parent, Merger Sub or any subsidiary of the Company and shares owned by stockholders who have perfected appraisal rights under Section 262 of the Delaware General Corporation Law) was automatically converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any shares of Common Stock registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on October 4, 2012.

AUTHENTEC, INC.

By:	/s/ Gene Levoff
Gene Levoff
Chief Executive Officer, President, Secretary and Treasurer